Exhibit 99.1

Tabula Rasa HealthCare Announces Second Quarter 2017 Operating Results

Total Revenue of $29.7 million, up 32% year over year; Expect Positive Net Income in Q3 2017

MOORESTOWN, N.J., August 7, 2017 (GLOBE NEWSWIRE) — Tabula Rasa HealthCare, Inc. (“TRHC”) (NASDAQ: TRHC), a healthcare technology company optimizing medication safety by deploying new medication risk mitigation digital software solutions and novel, proprietary medication decision support tools, today announced its financial results for the second quarter ended June 30, 2017.

“This was another very strong quarter for Tabula Rasa HealthCare, with both revenue and Adjusted EBITDA coming in above forecast,” said Calvin H. Knowlton, PhD, TRHC’s Chairman and Chief Executive Officer. “We are seeing increased interest in TRHC’s disruptive offerings as awareness that a solution to prevent adverse drug events now exists coupled with the increasing trend of value-based care that ties quality and cost savings to payment.”

Financial Performance for the Three Months Ended June 30, 2017

All comparisons, unless otherwise noted, are to the three months ended June 30, 2016.

•                  Total revenue was $29.7 million, an increase of 32%. Total revenue included product revenue of $24.1 million, an increase of 19%, and service revenue of $5.6 million, an increase of 153%. Product revenue increased as a result of existing client expansion as well as a full quarter of revenue from new clients ramping up throughout the first quarter. The majority of the increase in service revenue was the result of the commencement of TRHC’s participation in the Center for Medicare and Medication Innovation’s Enhanced Medication Therapy Management program which started on January 1, 2017.

•                  Gross margin was 29%, compared to 28%. The year over year increase is primarily related to an increase in the service revenue contribution as compared to the second quarter of 2016. Service revenue, which carries a higher gross margin, represented 19% of total revenue for the second quarter of 2017 as compared to 10% for the same period in 2016.

•                  Non-GAAP Adjusted EBITDA was $3.6 million, compared to $2.8 million, an increase of 30% compared to a year ago. The increase in Adjusted EBITDA was primarily driven by growth in the business, both in the PACE market and payor and at-risk provider markets.

•                  Adjusted EBITDA margin was 12% in the second quarter of 2017, consistent with the same period in 2016 despite increased costs in the current year related to operating as a public company following TRHC’s initial public offering in the third quarter of 2016, as well as increased investment to support growth opportunities as discussed in the prior quarter.

•                  $2.1 million of incremental stock-based compensation expense related to restricted stock grants issued in connection with TRHC’s initial public offering was a significant contributing factor to TRHC’s reported net loss of $1.5 million in the quarter compared to net loss of $0.3 million. The second quarter of 2017 will be the final quarter TRHC incurs this stock-based compensation expense related to the special restricted stock grants issued in connection with TRHC’s initial public offering.

•                  Net loss per diluted share was $0.09, compared to net loss per diluted share of $0.18. The net loss per share calculations were based on a diluted share count of 16.5 million for the second quarter of 2017, compared to 4.9 million shares for the same period in 2016.

•                  Non-GAAP Adjusted net income per diluted share was $0.06, compared to adjusted net income per diluted share of $0.01.

•                  Cash at the end of the second quarter was $2.8 million compared to $4.3 million at December 31, 2016. The reduction in cash was due to a $1.5 million payment for contingent consideration made in the first quarter of 2017. No amounts were drawn on TRHC’s $25 million line of credit at the end of the second quarter or at December 31, 2016.

•                  TRHC repurchased approximately 73,000 shares of its common stock at a total cost of $1.0 million pursuant to a stock repurchase plan authorized by TRHC’s board of directors in the second quarter. There is $4.0 million remaining under the repurchase plan.

A reconciliation of GAAP to non-GAAP results has been provided in this press release in the accompanying tables. Non-GAAP results exclude change in fair value of acquisition-related contingent consideration (income) expense, payroll tax expense related to stock option exercises and stock-based compensation expense. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures”.

Financial Outlook

Third Quarter 2017 Guidance: Revenue for TRHC’s third quarter 2017 is expected to be in the range of $29.5 million to $30.5 million. Net income is expected to be in the range of $0.7 million to $1.2 million. Adjusted EBITDA is expected to be in the range of $3.5 million to $4.0 million.

Full Year 2017 Guidance: Revenue for fiscal year 2017 is still expected to be in the range of $116.0 million to $118.0 million. TRHC now expects a net loss in the range of $1.2 million to $0.2 million. Net loss projections include incremental stock-based compensation expense of approximately $5.2 million related to restricted stock grants issued in connection with TRHC’s initial public offering, which was fully expensed by May 2017. Adjusted EBITDA is now expected to be in the range of $15.5 million to $16.5 million.

Quarterly Conference Call

As previously announced, TRHC will hold a conference call with members of executive management to discuss its second quarter 2017 performance today, Monday, August 7, 2017, at 5:00 p.m. ET. Stockholders and interested participants may listen to a live broadcast of the conference call by dialing 844-413-0947 or 216-562-0423 for international callers, and referencing participant code 54995292 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of TRHC’s website (ir.trhc.com) and an audio file of the call will also be archived and available for replay approximately two hours after the live event for a period of 90 days thereafter at ir.trhc.com. After the conference call, a replay will be available until August 14, 2017 and can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers, and referencing participant code 54995292.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (NASDAQ: TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs and manage risk. Medication risk management is TRHC’s lead offering, and its cloud-based software applications provide solutions for a range of payers, providers and other healthcare organizations. For more information, please visit: www.TRHC.com.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with accounting principles generally accepted in the United States of America (“GAAP”), TRHC is also reporting Adjusted EBITDA and Adjusted Diluted EPS, each of which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA consists of net income (loss) plus certain other expenses, which includes interest expense, provision (benefit) for income tax, depreciation and amortization, change in fair value of acquisition-related contingent consideration (income) expense, change in fair value of warrant liability, payroll tax expense related to stock option exercises and stock-based compensation expense. TRHC defines Adjusted Diluted EPS as net income (loss) attributable to common stockholders before accretion of redeemable convertible preferred stock, fair value adjustments related to the remeasurement of warrant liabilities, fair value adjustments for acquisition-related contingent consideration, payroll tax expense related to stock option exercises, stock-based compensation expense, and the tax impact of those items expressed on a per share basis using weighted average diluted shares outstanding. TRHC believes the exclusion of these items assists in providing a more complete understanding of the company’s underlying operations results and trends and allows for comparability with TRHC’s peer company index and industry and to be more consistent with TRHC’s expected capital structure on a going forward basis. Please note that other companies might define their non-GAAP financial measures differently than TRHC does.

TRHC presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. TRHC uses these non-GAAP financial measures for planning purposes, including analysis of the company’s performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company’s financial and operational performance. TRHC also intends to provide these non-GAAP financial measures as part of the company’s future earnings discussions and, therefore, their inclusion should provide consistency in the company’s financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of the non-GAAP measures to their most directly comparable GAAP measures provided in this release, including in the accompanying tables.

Safe Harbor Statement

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release.  Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our continuing losses and need to achieve profitability; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; our status as an “emerging growth company”; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”),  including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 14, 2017,  and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the Tabula Rasa HealthCare website http://ir.trhc.com or upon request from our Investor Relations Department. Tabula Rasa HealthCare assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash	$2,811	$4,345
Accounts receivable, net	8,547	6,646
Inventories	3,202	2,911
Rebates receivable	325	312
Prepaid expenses	964	869
Other current assets	354	581
Total current assets	16,203	15,664
Property and equipment, net	7,794	6,409
Software development costs, net	4,026	3,350
Goodwill	21,686	21,686
Intangible assets, net	23,400	25,297
Other assets	308	333
Total assets	$73,417	$72,739
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$686	$674
Acquisition-related consideration payable	590	568
Acquisition-related contingent consideration	1,547	1,493
Accounts payable	6,166	6,115
Accrued expenses and other liabilities	4,129	2,159
Total current liabilities	13,118	11,009
Long-term debt	775	1,072
Long-term acquisition-related contingent consideration	—	1,515
Deferred income tax liability	1,070	832
Other long-term liabilities	2,671	2,205
Total liabilities	17,634	16,633

Stockholders’ equity:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	96,008	91,027
Treasury stock	(959)	—
Accumulated deficit	(39,268)	(34,923)
Total stockholders’ equity	55,783	56,106
Total liabilities and stockholders’ equity	$73,417	$72,739

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue:
Product revenue	$24,074	$20,216	$46,770	$38,001
Service revenue	5,582	2,202	10,575	4,574
Total revenue	29,656	22,418	57,345	42,575
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	18,463	15,170	35,868	28,152
Service cost	2,505	952	4,755	1,903
Total cost of revenue	20,968	16,122	40,623	30,055
Gross profit	8,688	6,296	16,722	12,520
Operating expenses:
Research and development	1,291	961	2,510	1,850
Sales and marketing	1,314	860	2,544	1,630
General and administrative	5,490	1,816	11,999	3,709
Change in fair value of acquisition-related contingent consideration expense	16	45	37	99
Depreciation and amortization	1,799	1,135	3,564	2,139
Total operating expenses	9,910	4,817	20,654	9,427
(Loss) income from operations	(1,222)	1,479	(3,932)	3,093
Other (income) expense:
Change in fair value of warrant liability	—	121	—	(13)
Interest expense	77	1,505	153	3,008
Total other expense	77	1,626	153	2,995
(Loss) income before income taxes	(1,299)	(147)	(4,085)	98
Income tax expense	165	139	260	175
Net loss	$(1,464)	$(286)	$(4,345)	$(77)
Net loss attributable to common stockholders, basic and diluted	$(1,464)	$(890)	$(4,345)	$(279)
Net loss per share attributable to common stockholders, basic and diluted	$(0.09)	$(0.18)	$(0.27)	$(0.06)
Weighted average common shares outstanding, basic and diluted	16,506,585	4,860,758	16,373,413	4,765,977

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(4,345)	$(77)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,564	2,139
Amortization of deferred financing costs and debt discount	46	1,176
Payment of imputed interest on debt	—	(589)
Deferred taxes	238	133
Stock-based compensation	6,837	258
Change in fair value of warrant liability	—	(13)
Change in fair value of acquisition-related contingent consideration	37	99
Loss on disposal of property and equipment	12	—
Changes in operating assets and liabilities:
Accounts receivable, net	(1,901)	(47)
Inventories	(291)	(545)
Rebates receivable	(13)	313
Prepaid expenses and other current assets	105	(207)
Other assets	—	76
Accounts payable	91	929
Accrued expenses and other liabilities	1,970	(754)
Other long-term liabilities	466	4,023
Net cash provided by operating activities	6,816	6,914

Cash flows from investing activities:
Purchases of property and equipment	(1,950)	(2,901)
Software development costs	(1,514)	(576)
Purchases of intangible assets	—	(29)
Change in restricted cash	—	200
Net cash used in investing activities	(3,464)	(3,306)

Cash flows from financing activities:
Payments for repurchase of common stock	(959)	—
Proceeds from exercise of stock options	179	—
Payments for employee taxes for shares withheld	(2,123)	—
Payments for debt financing costs	(18)	(113)
Borrowings on line of credit	—	4,500
Payments of acquisition-related consideration	—	(180)
Payments of initial public offering costs	(132)	(982)
Payments of contingent consideration	(1,498)	(1,895)
Repayments of long-term debt	(335)	(2,665)
Net cash used in financing activities	(4,886)	(1,335)
Net (decrease) increase in cash	(1,534)	2,273
Cash, beginning of period	4,345	2,026
Cash, end of period	$2,811	$4,299

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)
Reconciliation of net loss to Adjusted EBITDA
Net loss	$(1,464)	$(286)	$(4,345)	$(77)
Add:
Change in fair value of warrant liability	—	121	—	(13)
Interest expense	77	1,505	153	3,008
Income tax expense	165	139	260	175
Depreciation and amortization	1,799	1,135	3,564	2,139
Change in fair value of acquisition-related contingent consideration expense	16	45	37	99
Payroll tax expense related to stock option exercises	12	—	95	—
Stock-based compensation expense	3,016	131	6,837	258
Adjusted EBITDA	$3,621	$2,790	$6,601	$5,589

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016
	(In thousands except per share amounts)				(In thousands except per share amounts)
Reconciliation of diluted net loss per share attributable to common shareholders to Adjusted Diluted EPS
Net loss	$(1,464)		$(286)		$(4,345)		$(77)
Accretion of redeemable convertible preferred stock	—		(604)		—		(202)
GAAP net loss attributable to common stockholders, basic and diluted, and net loss income per share attributable to common stockholders, basic and diluted	$(1,464)	$(0.09)	$(890)	$(0.18)	$(4,345)	$(0.27)	$(279)	$(0.06)
Adjustments:
Accretion of redeemable convertible preferred stock	—		604		—		202
Change in fair value of warrant liability	—		121		—		(13)
Change in fair value of acquisition-related contingent consideration expense	16		45		37		99
Payroll tax expense on stock option exercises	12		—		95		—
Stock-based compensation expense	3,016		131		6,837		258
Impact to income taxes (1)	(500)		82		(840)		11
Adjusted net income attributable to common stockholders and Adjusted Diluted EPS	$1,080	$0.06	$93	$0.01	$1,784	$0.10	$278	$0.02

(1)          The impact to taxes was calculated using a normalized statutory tax rate applied to pre-tax income (loss) adjusted for the respective items above and then subtracting the tax provision as determined for GAAP purposes.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Reconciliation of weighted average shares of common stock outstanding, diluted, to weighted average shares of common stock oustanding, diluted for Adjusted Diluted EPS
Weighted average shares of common stock outstanding	16,506,585	4,860,758	16,373,413	4,765,977
Weighted average shares of common stock outstanding, basic and diluted for GAAP	16,506,585	4,860,758	16,373,413	4,765,977
Adjustments:
Weighted average dilutive effect of stock options	1,190,161	1,963,674	1,344,361	1,974,718
Weighted average dilutive effect of common shares from stock warrants	8,551	203,103	18,662	293,455
Weighted average dilutive effect of restricted stock	651,448	—	556,459	—
Dilutive effect from preferred stock and preferred stock warrants assuming conversion (1)	—	5,414,564	—	5,414,700
Weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS	18,356,745	12,442,099	18,292,895	12,448,850

(1)         In computing Adjusted Diluted EPS, net income (loss) attributable to common stockholders was adjusted to eliminate the effects of outstanding preferred stock and preferred stock warrants. As such, the weighted average share amounts of these potentially dilutive securities were included in the computation of diluted net income per share attributable to common stockholders for the periods presented.

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE RANGES
(In millions)

	LOW	HIGH	LOW	HIGH
	Three Months Ended September 30, 2017		Year Ended December 31, 2017
Reconciliation of Adjusted EBITDA to net income (loss)
Net income (loss)	$0.7	$1.2	$(1.2)	$(0.2)
Add:
Interest expense	0.1	0.1	0.4	0.4
Income tax expense	0.1	0.1	0.6	0.6
Depreciation and amortization	1.8	1.8	7.1	7.1
Stock-based compensation expense	0.8	0.8	8.6	8.6
Adjusted EBITDA	$3.5	$4.0	$15.5	$16.5

Contact:

Investors

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

tabularasa@westwicke.com

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829